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Pricing Supplement dated September 19, 2005 	                  Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                     File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	              TOYOTA MOTOR CREDIT CORPORATION

	         Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $25,000,000		 Trade Date: September 19, 2005
Issue Price: 100%			 Original Issue Date: September 26, 2005
Interest Rate: 5.50% per annum		 Net Proceeds to Issuer:  $25,000,000
Interest Payment Dates: Each March 29 	 Principal's Discount or
  and September 29, commencing		       Commission:  0.0%
  March 29, 2006
Stated Maturity Date: September 29, 2017


________________________________________________________________________________




Day Count Convention:
   [X]  30/360 for the period from September 26, 2005 to September 29, 2017
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  September 29, 2006.  See "Additional Terms of
           the Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                     ___________________________

                    Banc of America Securities LLC


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	           ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Denomination

	Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Redemption

	The Notes are subject to redemption by TMCC, in whole, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated September 19, 2005 and an Appointment Agreement Confirmation dated September 19, 2005 (collectively, the "Agreement") between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.